Exhibit 99.1
NEWS BULLETIN FROM:
FOR IMMEDIATE RELEASE

CalAmp Reports Record Fiscal 2016
Third Quarter Financial Results

OXNARD, CA, December 22, 2015 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its third quarter ended November 30, 2015. Highlights include:

●	Consolidated revenue up 18% year-over-year to a record $74.7 million
●	Wireless Datacom revenue up 15% year-over-year to a record $62.8 million
●	Adjusted EBITDA up 29% year-over-year to a record $12.8 million
●	Adjusted Basis (non-GAAP) net income up 24% with diluted non-GAAP EPS of $0.31
●	Operating cash flow of $9.1 million compared to $5.4 million in the third quarter last year
●	Total cash and marketable securities balance at November 30, 2015 of $223 million

Commenting on the third quarter fiscal 2016 results, Michael Burdiek, CalAmp's President and Chief Executive Officer, said, “Broad-based customer demand drove excellent third quarter results, with consolidated revenue, Wireless Datacom segment revenue and Adjusted EBITDA each at all-time record levels for a single quarter. In addition, focused execution helped generate cash flow from operating activities of $9.1 million in the quarter and $37.9 million on a year-to-date basis, while third quarter non-GAAP EPS of $0.31 per share exceeded the upper end of our original guidance range.  During the quarter we experienced strong growth in shipments to our key customer in the heavy equipment industry, coupled with solid demand for our Mobile Resource Management (MRM) and Wireless Network products. Our Satellite segment revenue at $11.8 million was somewhat better than expected and added meaningfully to our bottom line profitability and operating cash flow.  Overall, we are extremely pleased with our third quarter performance and expect sustained momentum through the balance of the fiscal year.”

Mr. Burdiek continued, “Subsequent to the end of the quarter, we announced an offer to acquire all of the outstanding shares of LoJack Corporation, a provider of vehicle theft recovery systems, for $5.50 per share in cash, in a transaction valued at approximately $113 million. We believe the combination of LoJack’s world-renowned brand and strong auto dealer relationships, coupled with CalAmp’s leading portfolio of wireless connectivity devices, software, services and applications would create a market leader well-positioned to drive the broad adoption of vehicle telematics technologies and applications worldwide. We remain hopeful that we can execute a definitive agreement in the near term.”

Fiscal 2016 Third Quarter Results
Total revenue for the fiscal 2016 third quarter was a record $74.7 million compared to $63.2 million for the third quarter of fiscal 2015. Wireless Datacom revenue increased to $62.8 million from $54.6 million in the same period last year, while Satellite revenue was $11.8 million in the third quarter compared to $8.6 million in the comparable quarter last year.

CalAmp Reports Fiscal 2016 Third Quarter Results
December 22, 2015

Consolidated gross profit for the fiscal 2016 third quarter was $26.6 million, an increase of $4.5 million over the same quarter last year, attributable to both higher Wireless Datacom and Satellite revenues. Consolidated gross margin was 35.6% in the fiscal 2016 third quarter, compared to 35.0% in the third quarter last year.

GAAP net income for the fiscal 2016 third quarter was $3.9 million, or $0.11 per diluted share, which was flat in comparison to the third quarter of last year. Although the Company’s GAAP-basis effective tax rate of 38.3% in the latest quarter approximates the combined US federal and state statutory tax rate, the Company’s pretax income is still largely sheltered from taxation by net operating loss and research and development tax credit carryforwards, and is expected to remain so for the next several years.

Non-GAAP net income for the fiscal 2016 third quarter was $11.4 million, or $0.31 per diluted share, compared to non-GAAP earnings of $9.2 million, or $0.25 per diluted share, for the third quarter last year. Non-GAAP net income excludes the impact of intangibles amortization expense, stock-based compensation, non-cash interest expense in the form of debt discount amortization and the non-operational equity in net loss of affiliate, and includes an income tax provision for cash taxes paid or payable for the period. A reconciliation of GAAP-basis pretax income to non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
As of November 30, 2015, the Company had total cash and marketable securities of $223 million and total debt outstanding of $138 million. Net cash provided by operating activities was $9.1 million during the third quarter and $37.9 million for the first nine months of fiscal 2016, up from $21.5 million for the first nine months of fiscal 2015. The unused borrowing capacity on CalAmp’s bank revolver at quarter-end was $15 million.

Business Outlook
Commenting on the Company’s business outlook, Mr. Burdiek said, “Looking at our fiscal 2016 fourth quarter, we expect to achieve consolidated revenue in the range of $73 to $78 million. We expect our Satellite segment revenue to be down slightly on a sequential quarter basis, with our Wireless Datacom segment revenue up sequentially in the fourth quarter and solidly higher on a year-over-year basis. At the bottom line, we expect fourth quarter GAAP-basis net income in the range of $0.09 to $0.13 per diluted share and non-GAAP net income in the range of $0.28 to $0.32 per diluted share. We are pleased with our recent performance and anticipate that our continued focused execution and investments in key strategic initiatives will help drive profitable growth into fiscal 2017 and beyond.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss the fiscal 2016 third quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can listen in via webcast by visiting the Investor Relations section of CalAmp's website at www.calamp.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days after the call.

CalAmp Reports Fiscal 2016 Third Quarter Results
December 22, 2015

The conference call can also be accessed by dialing 877-407-0784 (+1-201-689-8560 for international callers) and using the Conference ID# 13625103. Following the call, an audio replay will also be available by calling 877-870-5176 or +1-858-384-5517 and entering the Conference ID# 13625103. The audio replay will be available through December 29, 2015.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including the outlook on our fiscal 2016 fourth quarter and fiscal 2017 growth prospects, and the potential market leadership resulting from the Company’s proposed business combination with LoJack Corporation and the anticipated broad global adoption of vehicle telematics technologies and applications. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions and uncertainties in the geopolitical environment, product demand, competitive pressures and pricing declines in our Wireless Datacom and Satellite segments, fluctuations in product demand from a key OEM customer in the heavy equipment industry, the timing and acceptance of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, changes in wireless transmission standards and technologies including 3G and 4G standards, dependence on third-party manufacturers and component suppliers in foreign countries, the risk that if acquired, LoJack’s business will not be successfully integrated with CalAmp’s business or complement our products, services, and applications, the incurrence of higher than anticipated costs in connection with this proposed business acquisition, with no assurance of success, and other risks or uncertainties that are described in in Part I, Item 1A of the our Annual Report on Form 10-K for fiscal 2015 as filed on April 21, 2015 with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000

CalAmp Reports Fiscal 2016 Third Quarter Results
December 22, 2015

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
Revenues	$74,675	$63,225	$209,912	$181,416

Cost of revenues	48,101	41,121	134,509	118,597

Gross profit	26,574	22,104	75,403	62,819

Operating expenses:
Research and development	5,121	4,852	14,681	14,986
Selling	5,975	5,162	17,320	15,260
General and administrative	5,202	4,000	14,885	11,529
Intangible asset amortization	1,663	1,635	4,962	4,952
	17,961	15,649	51,848	46,727

Operating income	8,613	6,455	23,555	16,092
Non-operating income (expense):
Investment income	438	37	423	128
Interest expense	(2,252)	(49)	(5,180)	(236)
Other income (expense)	6	(22)	(23)	(17)
	(1,808)	(34)	(4,780)	(125)
Income before income taxes and equity in net loss of affiliate	6,805	6,421	18,775	15,967
Income tax provision	(2,603)	(2,400)	(7,015)	(5,975)
Income before equity in net loss of affiliate	4,202	4,021	11,760	9,992
Equity in net loss of affiliate	(326)	-	(326)	-
Net income	$3,876	$4,021	$11,434	$9,992

Earnings per share:
Basic	$0.11	$0.11	$0.32	$0.28
Diluted	$0.11	$0.11	$0.31	$0.27

Shares used in computing earnings per share:
Basic	36,319	35,901	36,138	35,735
Diluted	36,803	36,526	36,728	36,508

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
Revenues
Wireless DataCom	$62,842	$54,580	$182,487	$152,631
Satellite	11,833	8,645	27,425	28,785
Total revenues	$74,675	$63,225	$209,912	$181,416

Gross profit
Wireless DataCom	$23,416	$20,078	$68,102	$55,440
Satellite	3,158	2,026	7,301	7,379
Total gross profit	$26,574	$22,104	$75,403	$62,819

Operating income
Wireless DataCom	$7,821	$6,579	$23,036	$14,904
Satellite	1,983	914	3,964	4,070
Corporate expenses	(1,191)	(1,038)	(3,445)	(2,882)
Total operating income	$8,613	$6,455	$23,555	$16,092

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CalAmp Reports Fiscal 2016 Third Quarter Results
December 22, 2015

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	February 28,
	2015	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$106,678	$34,184
Short-term marketable securities	116,657	10,177
Accounts receivable, net	44,950	47,917
Inventories	18,103	18,666
Prepaid expenses and other current assets	3,818	5,110
Total current assets	290,206	116,054

Property, equipment and improvements, net	11,285	10,525
Deferred income tax assets	27,740	34,822
Goodwill	16,508	15,483
Other intangible assets, net	18,660	22,596
Other assets	5,987	3,137

	$370,386	$202,617

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	24,919	24,012
Accrued payroll and employee benefits	6,036	5,522
Deferred revenue	8,396	10,748
Other current liabilities	5,241	6,723

Total current liabilities	44,592	47,005

1.625% Convertible senior unsecured notes	138,101	-
Other non-current liabilities	5,866	4,227

Stockholders' equity:
Common stock	366	362
Additional paid-in capital	226,931	207,881
Accumulated deficit	(45,359)	(56,793)
Accumulated other comprehensive loss	(111)	(65)

Total stockholders' equity	181,827	151,385

	$370,386	$202,617

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CalAmp Reports Fiscal 2016 Third Quarter Results
December 22, 2015

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Nine Months Ended
	November 30,
	2015	2014
Cash flows from operating activities:
Net income	$11,434	$9,992
Depreciation expense	2,608	2,043
Intangible assets amortization expense	4,962	4,952
Stock-based compensation expense	4,211	2,924
Amortization of debt issuance costs and note discount	3,396	380
Deferred tax assets, net	6,595	5,770
Equity in net loss of affiliate	326	-
Other	19	14
Changes in operating working capital	4,320	(4,618)

Net cash provided by operating activities	37,871	21,457

Cash flows from investing activities:
Purchases of marketable securities, net of redemptions	(106,480)	(6,989)
Capital expenditures	(3,388)	(4,890)
Acquisition of Crashboxx	(1,500)	-
Equity investment in affiliate	(2,156)	-
Other	(95)	(44)

Net cash used in investing activities	(113,619)	(11,923)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	172,500	-
Payments of debt issuance costs	(5,291)	-
Purchase of convertible note hedges	(31,343)	-
Proceeds from issuance of warrants	15,991	-
Payment of acquisition-related note and contingent consideration	(1,687)	(2,299)
Taxes paid related to net share settlement of vested equity awards	(2,520)	(3,045)
Proceeds from exercise of stock options	592	541

Net cash provided (used) by financing activities	148,242	(4,803)

Net change in cash and cash equivalents	72,494	4,731

Cash and cash equivalents at beginning of period	34,184	19,233

Cash and cash equivalents at end of period	$106,678	$23,964

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CalAmp Reports Fiscal 2016 Third Quarter Results
December 22, 2015

CAL AMP CORP.
RECONCILIATION OF NON-GAAP MEASURES TO GAAP
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income, Adjusted Basis Net Income Per Diluted Share, Adjusted EBITDA (Earnings Before Investment Income, Interest Expense, Taxes, Depreciation, Amortization and Stock-Based Compensation), and Adjusted EBITDA Margin. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that the use of these non-GAAP measures facilitates the comparison of results of core business operations between its current and past periods. In addition to the reconciling adjustments shown in the tables below, equity in net loss of affiliate is treated as a non-GAAP adjustment because of its non-operational nature, but this item is not shown as an adjustment in the following tables because the starting point for these reconciliations is GAAP basis income before income taxes and equity in net loss of affiliate.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
GAAP basis income before income taxes and equity in
net loss of affiliate	$6,805	$6,421	$18,775	$15,967

Intangible assets amortization expense	1,663	1,635	4,962	4,952
Stock-based compensation expense	1,602	1,168	4,211	2,924
Non-cash interest expense from amortization of debt discount	1,370	-	3,106	-
Pretax income (non-GAAP basis)	11,440	9,224	31,054	23,843

Income tax provision (non-GAAP basis) (a)	(57)	(52)	(344)	(242)
Adjusted Basis net income	$11,383	$9,172	$30,710	$23,601

Adjusted Basis net income per diluted share	$0.31	$0.25	$0.84	$0.65

Weighted average common shares outstanding
on diluted basis	36,803	36,526	36,728	36,508

(a)	The non-GAAP income tax provision represents cash taxes paid or payable for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

The reconciliation of pretax income, the most directly comparable GAAP financial measure, to Adjusted EBITDA, and the calculation of Adjusted EBITDA Margin, are as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
GAAP basis income before income taxes and equity in
net loss of affiliate	$6,805	$6,421	$18,775	$15,967

Investment income	(438)	(37)	(423)	(128)
Interest expense	2,252	49	5,180	236
Depreciation expense	933	720	2,608	2,043
Intangible assets amortization expense	1,663	1,635	4,962	4,952
Stock-based compensation expense	1,602	1,168	4,211	2,924
Adjusted EBITDA	$12,817	$9,956	$35,313	$25,994

Revenue	$74,675	$63,225	$209,912	$181,416

EBITDA Margin	17.2%	15.7%	16.8%	14.3%

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